UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 28, 2004

Date of Report (Date of earliest event reported)

CAPTARIS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On October 28, 2004, Captaris, Inc. (“Captaris”), completed the acquisition of Information Management Research, Inc. (“IMR”) pursuant to a definitive agreement and plan of merger dated October 1, 2004 (the “Merger Agreement”), the terms of which were previously reported on a Form 8-K filed by Captaris on October 4, 2004. IMR is a software vendor in the archiving and records management market.

In accordance with the Merger Agreement, IMR Acquisition, Inc., a wholly owned subsidiary of Captaris, merged with and into IMR and IMR is now a wholly owned subsidiary of Captaris. The final cash consideration paid by Captaris, after a net working capital adjustment at closing, was $25,104,085, $5 million of which was deposited in a third-party escrow account to be held for two years as security for certain post closing obligations of the IMR shareholders, including indemnification obligations.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is included as Exhibit 2.1 to the Current Report on Form 8-K filed by Captaris on October 4, 2004. A copy of the press release issued by Captaris on October 28, 2004 announcing the completion of the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

2.1	Agreement and Plan of Merger dated as of October 1, 2004 by and among Captaris, Inc., IMR Acquisition, Inc., Information Management Research, Inc., certain shareholders of Information Management Research, Inc., and Steven Grandchamp and Robert Drucker, as shareholder representatives (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Captaris on October 4, 2004, File No. 0-25186).

99.1	Press release issued by Captaris, Inc. dated October 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: October 28, 2004	By:	/s/ Peter Papano
Peter Papano
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of October 1, 2004 by and among Captaris, Inc., IMR Acquisition, Inc., Information Management Research, Inc., certain shareholders of Information Management Research, Inc., and Steven Grandchamp and Robert Drucker, as shareholder representatives (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Captaris on October 4, 2004, File No. 0-25186).

99.1	Press Release issued by Captaris, Inc. dated October 4, 2004.